ENCYSIVE PHARMACEUTICALS INC.
FUNDAMENTAL CHANGE NOTICE AND OFFER TO PURCHASE
for Cash
Any and All Outstanding
2.50% Convertible Senior Notes due 2012
(CUSIP Numbers: 29256XAA5 and 29256XAB3)*

THE PUT OPTION (AS DEFINED BELOW) AND RELATED OFFER TO PURCHASE AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JUNE 13, 2008, UNLESS THE PUT OPTION IS EXTENDED BY ENCYSIVE PHARMACEUTICALS INC. PURSUANT TO A REQUIREMENT OF APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, REFERRED TO AS THE “EXPIRATION TIME”). HOLDERS MUST TENDER THEIR NOTES IN THE MANNER DESCRIBED BELOW ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE FUNDAMENTAL CHANGE PURCHASE PRICE. NOTES TENDERED MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.
April 30, 2008
To Our Clients:
          Enclosed for your consideration is the Fundamental Change Notice and Offer to Purchase of the Company dated April 30, 2008 (as the same may be amended or supplemented from time to time, the “Notice”), and a related letter of transmittal (the “Letter of Transmittal”) in connection with the offer by Encysive Pharmaceuticals Inc., a Delaware corporation (the “Company”), to purchase for cash any and all of its outstanding 2.50% Convertible Senior Notes due 2012 (the “Notes”) upon the terms and subject to the conditions set forth in the Notice and the Letter of Transmittal. Only Notes validly tendered and not properly withdrawn will be purchased.
          Each holder of the Notes has the option (the “Put Option”) to require the Company to purchase on June 16, 2008, the Fundamental Change Purchase Date, each $1,000 principal amount of the Notes at a purchase price of 100% of the principal amount, together with accrued and unpaid interest to, but excluding June 16, 2008, subject to the terms and conditions of the Indenture, dated as of March 16, 2005, between the Company and The Bank of New York Trust Company, N.A., as trustee, relating to the Notes, the Notes and the Notice and related notice materials, all as amended and supplemented from time to time.
          A TENDER OF YOUR NOTES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR NOTES HELD BY US FOR YOUR ACCOUNT. YOU WILL NOT BE ABLE TO TENDER YOUR NOTES BY NOTICE OF GUARANTEED DELIVERY. IN ORDER TO PARTICIPATE IN THE PUT OPTION AND RELATED OFFER TO PURCHASE, YOU MUST TENDER YOUR NOTES BY THE EXPIRATION TIME.
          Accordingly, please use the attached Instruction Form to instruct us as to whether you wish us to tender any or all of the Notes we hold for your account on the terms and subject to the conditions of the Put Option.

*	No representation is made as to the accuracy of any CUSIP numbers.

            We call your attention to the following:
1.	The Put Option and your withdrawal rights will expire at 5:00 pm, New York City time, on Friday, June 13, 2008, unless the Company extends the Put Option.

2.	The Company is offering to purchase any and all of its outstanding Notes at a purchase price of 100% of the principal amount, together with accrued and unpaid interest to, but excluding June 16, 2008.

3.	None of the Company (or its management or Board of Directors), the Paying Agent or their respective affiliates makes any recommendation to any holder of any of the Notes as to whether to tender any such Notes. The Company has not authorized any person to make any such recommendation. You should carefully evaluate all information in the Notice and Letter of Transmittal, consult your own investment and tax advisors, and make your own decisions about whether to tender such Notes and, if so, how many Notes to tender.

4.	If you wish to have us tender any or all of your Notes, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Notes, we will tender all such Notes unless you specify otherwise on the attached Instruction Form.
          IF YOU WISH TO HAVE US TENDER ANY OR ALL OF YOUR NOTES, PLEASE FORWARD YOUR INSTRUCTION FORM TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR NOTES ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME OF THE PUT OPTION.
          The Put Option is not being made to, nor will tenders be accepted from or on behalf of, holders of Notes residing in any jurisdiction in which the making of the Put Option and related offer to purchase or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Instruction Form
By signing this instruction form you acknowledge receipt of our letter and the enclosed Notice and the Letter of Transmittal in connection with the Put Option and related offer to purchase by the Company to purchase the Notes in such amount and for such price as is described in the Notice. The Put Option and related offer to purchase is being made upon the terms and subject to the conditions set forth in the Notice and in the Letter of Transmittal, as each may be amended or supplemented from time to time.
This will instruct us to tender to the Company on your behalf the aggregate principal amount of the Note indicated below (or if no number is indicated below, all Notes) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the Put Option.
Aggregate principal amount to be tendered (fill in amount):
$_________________________
of its 2.50% Convertible Senior Notes due 2012
The method of delivery of this document is at the option and risk of the tendering owner of the Notes. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

PLEASE SIGN HERE
Name (s):
Signature(s):
Printed Name (if signatory is not the beneficial owner):
Title or Capacity (if signatory is not the beneficial owner):
Address:
Area Code and Telephone No.:
Tax Identification or Social Security No.:
Date Executed:
THIS FORM MUST BE RETURNED TO THE BENEFICIAL OWNER’S BANK OR BROKER, AND NOT TO THE PAYING AGENT, WITH SUFFICIENT TIME FOR THE BENEFICIAL OWNER’S BANK OR BROKER TO INSTRUCT THE PAYING AGENT TO EXECUTE THE ABOVE TRANSACTIONS PRIOR TO THE EXPIRATION TIME.

3